SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of July 9, 2015, by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”), and Robert E. Hoffman (“Consultant”).
WHEREAS, Arena wishes to obtain the services of Consultant for certain purposes and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Arena and Consultant hereby agree as follows:
1.Services to be Provided. During the term of this Agreement, Consultant shall perform for Arena (and, if applicable, Arena’s Affiliates) services relating to finance, accounting, purchasing, benefits and employee resources, and other administrative matters (the “Services”), as requested by Arena from time to time; provided, Consultant shall not be obligated to provide Services for more than five hours during any week. As used herein, “Affiliate” means any entity, which controls, is controlled by, or is under common control with Arena. In this context “control” shall mean ownership by one entity, directly or indirectly, of more than fifty percent (50%) of the voting stock of another entity, which voting stock is entitled to vote for the election of directors, or otherwise has the actual right and ability to control and direct the management and business affairs of such other entity.
2.Term. The Services will begin concurrently with the termination of Consultant’s status as an Arena employee, which is expected to be on July 10, 2015, and this Agreement will continue until November 10, 2015, unless terminated earlier as permitted herein.

3.	Outstanding Equity Awards; No Other Compensation or Benefits; Licenses; Insurance; Taxes.
(a)Consultant’s outstanding equity awards previously granted by Arena may be eligible to continue to vest and/or be exercisable, as applicable, during the term of this Agreement (as well as potentially for a period of time after the termination of this Agreement) in accordance with the applicable Arena plan(s) and written grant instrument(s) for such awards. Consultant should review such written grant instrument(s) and applicable Arena plan(s) to determine his rights. Consultant shall not receive any other compensation under this Agreement. Consultant shall be responsible for all expenses incurred in connection with the performance of the Services, including travel, hotel and meal expenses, unless such expenses are reasonable and approved in advance by Arena. All such pre-approved expenses shall be invoiced to Arena at cost and Consultant shall include copies of all receipts for such expenses.
(b)Consultant will not be an employee of Arena during the term of this Agreement and will not as a result of this Agreement be entitled to participate in, or receive any benefit or right as an Arena employee under, any Arena employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans.
(c)Consultant is solely responsible for filing tax returns and submitting payments as required by any federal, state or local tax authority arising under this Agreement, and agrees to do so in a timely manner. Arena, in its sole discretion, may file applicable documents or reports with the Internal Revenue Service and withhold taxes and other amounts it determines is required or appropriate under applicable law.
(d)Consultant is solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.
(e)Arena will not obtain workers’ compensation insurance on behalf of, or for the benefit of, Consultant.
4.Ownership of Results.
(a)    All findings, conclusions, data, inventions, discoveries, trade secrets, techniques, processes, know-how, trademarks, servicemarks, brands, trade dress and tag lines, whether or not patentable or otherwise registrable, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Arena’s (or Arena’s Affiliate’s) premises or property (collectively, “Inventions”) shall become the exclusive property of Arena or its designee. Consultant shall provide Arena prompt written notice of each Invention. Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Inventions to Arena or its designee.
(b)    Upon the request and at the expense of Arena or its designee, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Arena or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall assign, grant and convey unto Arena or its designee all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any copyrights in any findings, reports, data compilations and other information and material resulting from the performance of the Services. Consultant shall not submit applications for copyright registration in any country for any information or materials created by Consultant pursuant to this Agreement.
(c)     Consultant acknowledges and agrees that the work (the services to be rendered), and all rights therein, including without limitation, copyright, belongs to and shall be the sole and exclusive property of Arena or its designee.
(d)    The provisions of this paragraph 4 shall survive the expiration or sooner termination of the term of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.

5.Confidentiality. Consultant will not, either during or after the term of this Agreement, disclose to any third person or use any confidential or proprietary information of Arena, its Affiliates or its corporate collaborators for any purpose other than the performance of the Services without the prior written authorization of Arena. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this paragraph 5, “confidential or proprietary information” is defined as any information disclosed hereunder by Arena or its Affiliates, or on behalf of Arena or its Affiliates, or developed by Consultant in the performance of Services, including without limitation the structure and activity of any chemical compositions provided to Consultant pursuant to this Agreement, as well as synthetic and analytical methods, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, pre-clinical or clinical data, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Arena and its Affiliates and corporate collaborators. The provisions of this paragraph 5 shall survive the expiration or sooner termination of this Agreement, and such provisions are in addition to, and do not supersede, any agreements Consultant entered into as an Arena employee.
6.Termination. Arena may terminate this Agreement for any reason whatsoever, upon thirty (30) days written notice to Consultant.
7.Return of Arena Property. Consultant will return to Arena any property of Arena, its Affiliates and corporate collaborators, in Consultant’s possession, at any time when so requested by Arena and in any event upon termination of this Agreement. Consultant will not remove any such property from Arena premises without written authorization from Arena.
8.No Conflicting Agreements. Consultant represents that Consultant is not a party to any existing agreements that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Consultant shall not seek or use funding to support the Services from any third party (including the U.S. Government), without the prior written consent of Arena. If Consultant is an employee (or, during the term of this Agreement, becomes an employee) of, or affiliated with, a third party, Consultant represents that Consultant has complied (and, in the case of a new employer, will promptly comply) with any and all applicable policies and procedures of such third party pertaining to the disclosure of proposed agreements for services and, to the extent necessary or required, received approval from such third party to enter into or continue this Agreement and be bound by the terms herein. Without limiting the foregoing, Consultant represents that receipt and use of confidential or proprietary information hereunder will not conflict with any agreement Consultant has (or will have) with any third party that Consultant is or will be employed by or affiliated with during the term of this Agreement, and that no third party shall have any interest or rights in such confidential or proprietary information or any Inventions. If requested by Arena, Consultant will provide to Arena information concerning payments and equity holdings that could be viewed as creating a conflict of interest with respect to the provision of Services hereunder, as well as other information that is required or requested by regulatory authorities.

9.Independent Contractor. Consultant is an independent contractor under this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability. Consultant shall not communicate on behalf of Arena or its Affiliates, or report on the Services rendered under this Agreement to any third party without specific written authorization by Arena.
10.Debarment; Excluded Lists.    Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, an individual debarred by the U.S. Food and Drug Administration (“FDA”), including, but not limited to, pursuant to 21 U.S.C. §335a (a “Debarred Person”) or disqualified as a Clinical Investigator by the FDA, including, but not limited to, pursuant to 21 C.F.R. §312.70 or §812.119 (a “Disqualified Person”). Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, listed on either (a) the United States Department of Health & Human Services’ List of Excluded Individuals/Entities or (b) the United States General Services Administration’s Excluded Parties List System (in each case, including any predecessor list, or replacement list, directed to the same or similar purpose) (each of (a) and (b), an “Excluded List”). Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of any of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against Consultant.

Consultant shall immediately notify Arena if Consultant becomes aware of any change in circumstances that would render any of the foregoing representations or warranties untrue or misleading in any material respect during the term of this Agreement and any extensions thereto.
11.Not a Health Care Provider. Consultant represents and warrants that Consultant is not a health care provider, and Consultant will inform Arena promptly if he becomes a health care provider during the term of this Agreement.
12.Entire Agreement and Amendment. This Agreement is the sole agreement between Consultant and Arena with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Arena. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto.
13.Assignment and Subcontracts. The duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assigned, subcontracted or delegated in whole or in part by Consultant without Arena’s prior written consent.
14.Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of California, without giving effect to any conflict of law provisions.
15.Notices. All notices required hereunder shall be in writing and be delivered personally, sent by an internationally recognized express courier service (e.g., FedEx), transmitted via facsimile, or sent via registered or certified mail (postage prepaid) requiring return receipt, and shall be deemed given as of: (i) the date of delivery, if sent by personal delivery; (ii) two days after the date of deposit, if sent by express courier service; (iii) the date of transmission, if faxed with confirmatory printout of transmission; or (iv) one week after the date of mailing, if sent by mail. Notices shall be addressed as provided below or to such other addressee as either party may in the future designate by written notice to the other in accordance with the terms hereof:
If to Arena, to:
Arena Pharmaceuticals, Inc.
6154 Nancy Ridge Drive
San Diego, CA 92121
Attention: Chief Executive Officer
With a copy to: General Counsel
Facsimile No.: 858.677.0065
If to Consultant, to:
The Consultant’s most recent home address or facsimile number in Arena’s files.
16.Adverse Event Reporting. Consultant will comply with Arena’s Drug Safety Event Reporting Policy.
17.General Release. Consultant unconditionally, irrevocably, absolutely and to the fullest extent permitted by law releases and discharges Arena, as well as its past and present officers, directors, employees, agents, and any affiliated entities, including any parent companies and subsidiaries (referred to collectively as the “Released Parties”) from any and all liability related to or arising out of his employment with Arena, his termination from such employment, or from any events, transactions or occurrences between Consultant and the Released Parties to date. This specifically includes, but is not limited to, claims for breach of contract, wrongful termination, defamation, employment discrimination, harassment, retaliation and any other tort, contract, common law, constitutional or other statutory claims arising under state and federal laws, including but not limited to alleged or actual violations of the Age Discrimination in Employment Act of 1967, as amended (ADEA), the California Labor Code, any applicable California Industrial Welfare Commission order, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the California Fair Employment and Housing Act (FEHA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Employee Retirement Income Security Act of 1974 (ERISA), the Americans with Disabilities Act (ADA), the Worker Adjustment and Retraining Notification Act and any similar state statute (WARN), and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits or any other claims that cannot, by statute, lawfully be waived by this Agreement.
Consultant agrees that he is executing this release with the full knowledge that this release covers all possible known and unknown claims against the Released Parties, to the fullest extent permitted by law. Consultant acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.
Consultant agrees that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code Section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Consultant understands that he is a “creditor” within the meaning of Section 1542.
In addition, Consultant represents that as of the date he has signed this Agreement, he has no pending lawsuits, complaints, petitions, claims or other accusatory pleadings against Arena or any other Released Parties in any court of law regarding the matters released above, and that he has no pending administrative charge or complaint seeking personal relief against Arena or any other Released Parties. Consultant further agrees to waive the right to any personal relief, including monetary damages or reinstatement, that may be recovered on his behalf by any federal or state government agency.
18.Nonsolicitation. Consultant agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, he shall not either directly or indirectly solicit, recruit or encourage any employee of Arena or its Affiliates to leave his or her employment. Consultant acknowledges that this limited restriction is necessary and appropriate to protect Arena from unfair competition and/or the impermissible use of its confidential information and trade secrets. In the event Consultant breaches this section of this Agreement, Arena shall be immediately released from any obligation to provide Consultant any further benefits of any kind under this Agreement, and may pursue all other available remedies against Consultant.
19.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f). The following general provisions, along with the other provisions of this Agreement are agreed to for this purpose:
Consultant acknowledges and agrees that he has read and understands the terms of this Agreement.
Consultant is advised to consult with an attorney before executing this Agreement, and Consultant acknowledges and agrees that he has obtained and considered any such legal advice he deems necessary, such that he is entering into this Agreement freely, knowingly and voluntarily.
Consultant has twenty-one (21) days from the date he receives this Agreement to consider whether or not to enter into this Agreement and return it to Arena (although he may elect not to use the full 21day period at his option).
The release in Section 17 of this Agreement with respect to any claim under ADEA shall not become effective or enforceable until the eighth day after the Consultant signs this Agreement. In other words, the Consultant may revoke his acceptance of such release with respect to any claim under ADEA within seven (7) days after the date he signs this Agreement. Consultant’s revocation must be in writing and received by a member of Arena’s Benefits and Employee Resources Department within the seven (7) day period after he signs this Agreement in order to be effective. If Consultant does not revoke acceptance in writing within such seven (7) day period, Consultant’s acceptance of such release shall become binding and enforceable on the eighth day.
This Agreement does not waive or release any rights or claims that Consultant may have under the ADEA that arise after Consultant has executed this Agreement.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or PDF transmission with the intent that it or they shall constitute an original counterpart hereof.
21.Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

Arena Pharmaceuticals, Inc.
By: /s/ Jack Lief	/s/ Robert E. Hoffman
Name: Jack Lief	Robert E. Hoffman
Title: President and Chief Executive Officer
6154 Nancy Ridge Drive
San Diego, CA 92121
Telephone Number: 858.453.7200
Date: July 9, 2015	Date: July 9, 2015